Exhibit 4.1.1

AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT

This AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT (this “Declaration of Trust and Trust Agreement”), dated as of February 1, 2017, amends and restates the Declaration of Trust and Trust Agreement dated December 30, 2014 (the “Initial Declaration of Trust and Trust Agreement”), between DIGITAL ASSET SERVICES, LLC (formerly Math-Based Asset Services, LLC), a Delaware limited liability company, as sponsor (the “Sponsor”), and DELAWARE TRUST COMPANY, a Delaware corporation, as trustee (the “Trustee”).

WHEREAS, the Trust was formed under the Delaware Act on December 30, 2014, by the filing of the Certificate of Trust in the Office of the Secretary of State of the State of Delaware and the execution and delivery of the Initial Declaration of Trust and Trust Agreement dated as of December 30, 2014, which is superseded by this Declaration of Trust and Trust Agreement;

NOW, THEREFORE, the Trust will hold IN TRUST all bitcoin and any other assets that the Trust now possesses or may hereafter acquire from time to time in any manner and manage and dispose of the same upon the following terms and conditions. The Trust Estate shall be held in trust for the benefit of the Shareholders. Accordingly, the Sponsor and the Trustee hereby agree as follows:

ARTICLE I

Formation of the Trust; Definitions; General Interpretive Matters

Section 1.1 Formation of Trust.

a.	The trust is known as “Winklevoss Bitcoin Trust” (the “Trust”) in which name the Sponsor, the Trustee, the Administrator, the Custodian or other duly authorized parties may conduct the activities of the Trust only to the extent provided herein, make and execute contracts, and sue and be sued. Any name change of the Trust shall become effective upon the filing of a certificate of amendment under the Delaware Act reflecting such change. Any such action shall have the status of an amendment to this Declaration of Trust. In the event of any name change, the Trustee shall cause notice to be given to the Sponsor for further distribution to the affected Shareholders within a reasonable time after the implementation of such change, which notice will be deemed given if the changed name is reflected in any Registration Statement. The principal executive office of the Trust shall be 301 N. Market Street, Suite 1463, Wilmington, DE 19801.

b.	The Sponsor has assigned, transferred, conveyed and set over to the Trust the sum of $1, which amount constituted the initial trust estate. The trust estate (“Trust Estate”) is held in trust for the Shareholders. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Delaware Act”) and that this Declaration of Trust and Trust Agreement constitute the governing instrument of the Trust. Pursuant to authorization granted to it under the Initial Declaration of Trust and Trust Agreement, the Trustee has executed and filed the Certificate of Trust with the Delaware Secretary of State.

c.	The purpose of the Trust is to invest in and hold bitcoin for the benefit of the Shareholders and to engage in only those other activities necessary, advisable or incidental thereto.

Section 1.2 Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

a.	“Administrator” shall mean State Street Bank and Trust Company, or any successor thereto, or any other entity who acts as administrator to the Trust pursuant to a written agreement with the Trust.

b.	“Authorized Participant” shall mean a market participant who (i) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (ii) is a direct participant in the DTC, and (iii) has entered into an Authorized Participant Agreement with the Sponsor, subject to acceptance by the Transfer Agent. To facilitate the creation and redemption of Baskets, Authorized Participants may, but are not required to, establish a bitcoin custody account with the Custodian. Only Authorized Participants may place orders to create or redeem one or more Baskets;

c.	“Basket” shall mean a block of 100,000 Shares (or such other number of Shares that the Trust shall determine from time to time);

d.	“bitcoin” shall mean a type of a digital asset based on an open source protocol existing on the Bitcoin Network and utilizing cryptographic security. Bitcoin constitutes the assets underlying the Trust’s Shares;

e.	“Bitcoin” or “Bitcoin Network” shall mean the online, end-user-to-end-user network hosting the public transaction ledger, known as the Blockchain, and the source code comprising the basis for the protocols and cryptographic security governing the Bitcoin Network;

f.	“Certificate of Trust” shall mean the certificate of trust, as amended or restated from time to time, filed by the Trustee in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act to form the Trust;

g.	“Custodian” shall mean the Gemini Trust Company, LLC, appointed by the Sponsor to serve as custodian of the Trust’s assets pursuant to the Trust Custody Agreement between and among the Sponsor, the Trust and the Custodian, or any other entity who acts as custodian to the Trust pursuant to a written agreement with the Trust;

h.	“Digital Asset Network Fork” shall mean a substantial software modification to the Blockchain where the Trust’s Assets are reflected which results in two or more competing and incompatible Blockchain implementations;

i.	“DTC” shall mean the Depository Trust Company. The DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the U.S. Securities and Exchange Commission. The DTC will act as the securities depository for the Shares;

j.	“General Direct Action”’ shall mean an action, suit or other proceeding asserting a direct claim of any nature whatsoever (regardless of whether such claim (i) sounds in contract, tort, fraud or otherwise or (ii) is based on common law, statutory, equitable, legal or other grounds) where the harm alleged falls upon all Shareholders (and not an individual harm only to the Shareholder or Shareholders bringing such action, suit or other proceeding) on a pro rata basis and/or proportionally based on their interests in the Trust.

k.	“Person” shall mean and include individuals, corporations, limited liability companies, partnerships, trusts, associations, joint ventures, estates and other entities, whether or not legal entities, governments and agencies and political subdivisions thereof, whether domestic or foreign, and any other “person” within the meaning of Section 3801(f) of the Delaware Act;

l.	“Registration Statement” shall mean the Trust’s registration statement or statements as filed with the U.S. Securities and Exchange Commission, as from time to time in effect and shall include any prospectus or statement of additional information forming a part thereof;

m.	“Shareholder” shall mean a record owner of outstanding Shares;

n.	“Shares” shall mean units of fractional undivided beneficial interest in and ownership of the Trust which are issued by the Trust and named “Winklevoss Bitcoin Shares;”

o.	“Sponsor’s Fee” shall mean the fee paid by the Trust to the Sponsor in consideration for the Sponsor’s duties and its assumption of the ordinary administrative and marketing expenses that the Trust is expected to incur. The Sponsor’s Fee will accrue daily in bitcoin and will be payable in kind (in bitcoin) according to the Gemini Exchange Auction Price (or as otherwise provided pursuant to the Trust’s Registration Statement) monthly in arrears by the transfer of bitcoin from the Trust Custody Account to the Sponsor Custody Account.

p.	“Transfer Agent” shall mean State Street Bank and Trust Company, or any successor thereto, or any other entity who acts as transfer agent to the Trust pursuant to a written agreement with the Trust.

q.	“Trust Property” shall mean the bitcoin and any other property that is from time to time owned or held by or for the account of the Trust under this Declaration of Trust and Trust Agreement.

Section 1.3 General Interpretive Principles. For purposes of this Declaration of Trust, except as otherwise expressly provided or unless the context otherwise requires:

a.	the terms defined in this Declaration of Trust and Trust Agreement have the meanings assigned to them in this Declaration of Trust and Trust Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender, and capitalized terms not defined in this Declaration of Trust and Trust Agreement have the meanings assigned to them in the Registration Statement of the Trust;

b.	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles as in effect from time to time;

c.	references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Declaration of Trust and Trust Agreement;

d.	a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.	the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Declaration of Trust and Trust Agreement as a whole and not to any particular provision unless the context requires otherwise; and

f.	the terms “include,” “includes” and “including” and any comparable term shall mean without limitation by reason of enumeration.

Section 1.4 The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the Delaware Act that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor, Administrator or Custodian and shall have no obligation to supervise or monitor the Sponsor, Administrator or Custodian or any other Person or otherwise manage the Trust. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Act. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Act.

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties of the Sponsor.

a.	The Sponsor hereby represents and warrants to the Trustee as of the date hereof, that:

i.	The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

ii.	The Sponsor has the full corporate power and authority to enter into and consummate all transactions contemplated by this Declaration of Trust and Trust Agreement, has duly authorized the execution, delivery and performance of this Declaration of Trust, and has duly executed and delivered this Declaration of Trust and Trust Agreement.

iii.	This Declaration of Trust and Trust Agreement, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

iv.	The execution, delivery and performance of the Sponsor of this Declaration of Trust and Trust Agreement will not violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Sponsor, (b) any agreement or instrument to which the Sponsor is a party or by which it may be bound, (c) any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, and (d) any order, decision, judgment or decree that may be applicable to the Sponsor or any of its affiliates or any of their properties.

v.	No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Sponsor of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

b.	The representations and warranties of the Sponsor set forth in this Section 2.1(b) shall survive the execution and delivery of this Declaration of Trust and Trust Agreement and shall inure to the benefit of the Trustee for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto. The Sponsor will be deemed to have made the representation and warranties of the Sponsor set forth in this Section 2.1(b) with respect to any future contributions of funds upon the effectiveness of such contribution.

Section 2.2 Representations and Warranties of the Trustee.

a.	The Trustee hereby represents, warrants and covenants for the benefit of the Sponsor, as of the date hereof, that:

i.	The Trustee is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware.

ii.	The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Declaration of Trust and Trust Agreement, has duly authorized the execution, delivery and performance of this Declaration of Trust and Trust Agreement, and has duly executed and delivered this Declaration of Trust.

iii.	This Declaration of Trust and Trust Agreement, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

iv.	The Trustee’s execution and delivery of, performance under and compliance with this Declaration of Trust and Trust Agreement, will not violate the Trustee’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

v.	The execution, delivery and performance by the Trustee, in its individual capacity, of this Declaration of Trust and Trust Agreement do not (i) violate or contravene any judgment, injunction, order or decree binding on the Trustee or (ii) result in the creation or imposition of any lien attributable to the Trustee, in its individual capacity, on the Trust Estate.

vi.	No consent, approval or authorization of any Delaware governmental agency governing the trust powers of the Trustee is required for the consummation by the Trustee of the transactions contemplated herein.

vii.	No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Declaration of Trust and Trust Agreement or that, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Declaration of Trust and Trust Agreement.

b.	The representations and warranties of the Trustee set forth in this Section 2.2 shall survive the execution and delivery of this Declaration of Trust and Trust Agreement, to the fullest extent permitted by law, shall inure to the benefit of the Sponsor for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

c.	Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.2.

Except as otherwise provided in this Section 2.2, in accepting the trust hereby created, Delaware Trust Company is acting solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Declaration of Trust and Trust Agreement shall look only to the Trust Estate for payment or satisfaction thereof.

ARTICLE III

Matters Pertaining to Shares of the Trust

Section 3.1 Division of Beneficial Interest. The beneficial interest in the Trust shall be divided into Shares, which shall all be of a single class, and which may be issued or redeemed from time to time only in one or more whole Baskets in accordance with Article VI. The Trust will issue and redeem the Shares in Baskets only to certain Authorized Participants on an ongoing basis and only in exchange for bitcoin in accordance with Article VI. The Trust is authorized to issue an unlimited number of Shares unless otherwise determined and subject to any conditions set forth, by the Sponsor. Subject to the further provisions of this ARTICLE III and ARTICLE VI, the Sponsor shall have full power and authority, in its sole discretion, (i) to authorize and cause the Trust to issue Baskets of Shares without limitation as to number to such Authorized Participants and for such amount of bitcoin, at such time or times and on such terms as the Sponsor may deem appropriate, (ii) to divide or combine the Shares of the Trust into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares of the Trust in the assets held with respect to the Trust, and (iii) to take such other action with respect to the Shares of the Trust as the Trustee or the Sponsor may deem necessary or desirable to further the purpose of the Trust. The Trust shall not issue securities or other evidences of beneficial ownership of, or beneficial interest in, the Trust other than Shares issued in accordance with this ARTICLE III and ARTICLE VI.

Each Basket of Shares shall initially consist of 100,000 Shares. Each Share of the Trust shall represent units of fractional undivided beneficial interest in and ownership of the Trust, and shall have no par value.

Notwithstanding any other provision of this Declaration of Trust and Trust Agreement, all Shares issued hereunder, including Shares issued in connection with a split or reverse split of Shares, shall be fully paid and non-assessable. Shares held in the Trust’s treasury shall not confer any voting rights and shall not be entitled to any dividends or other distributions declared with respect to the Shares.

Section 3.2 Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or the Transfer Agent or similar agent for the Trust, which books shall contain the names and addresses of the Shareholders and the Shares held by each Shareholder. No certificates certifying the ownership of Shares shall be issued except as the Transfer Agent or the Sponsor may otherwise determine from time to time. The Sponsor (or the Transfer Agent, in consultation with the Sponsor), may make such rules as it considers appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or the Transfer Agent or similar agent, as the case may be, shall be conclusive as to the identity of the Shareholders and as to the number of Shares of the Trust held from time to time by each Shareholder. No Shareholder shall be entitled to receive payment of any distribution or to have notice given to such Shareholder of any meeting or other action in respect of the Trust until such Shareholder has given its address and such other information as shall be required to such officer or agent of the Trust as shall keep the record books of the Trust for entry thereof.

Section 3.3 Transfer of Shares. Except as otherwise provided in the Trust’s Registration Statement, Shares shall be transferable on the books of the Trust only by the record holder thereof or by his duly authorized agent upon delivery to the Sponsor or the Trust’s Transfer Agent or similar agent of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Sponsor nor the Trust, nor the Transfer Agent or any similar agent or registrar or any officer, employee or agent of the Trust, shall be affected by any notice of a proposed transfer.

Section 3.4 Status of Shares and Limitation of Personal Liability. Shares shall be deemed to be personal property giving only the rights provided in this Declaration of Trust and Trust Agreement. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms hereof. The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the existence of the Trust shall not operate to terminate the Trust, nor entitle the representative of any such Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustee, but entitles such representative only to the rights of such Shareholder under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders as partners. Neither the Trust nor the Trustee, nor any officer, employee or agent of the Trust shall have any power to bind personally any Shareholder, nor to call upon any Shareholder for the payment of any sum of money whatsoever other than such as the Shareholder may at any time personally agree to pay.

ARTICLE IV

Powers and Obligations of the Trustee and the Sponsor

Section 4.1 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times satisfy the requirements of Section 3807 of the Delaware Act and be authorized to exercise corporate trust powers under the laws of the jurisdiction of its organization, having a combined capital, surplus and undivided profits of at least $50,000,000 and subject to supervision or examination by federal or state authorities. If such trust company or banking institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this ARTICLE IV the combined capital, surplus and undivided profits of such trust company or banking institution shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.1, the Trustee shall resign promptly in the manner and with the effect specified in ARTICLE IX. The trust company or banking institution serving as Trustee may have normal banking and trust relationships with the Sponsor and their respective affiliates; provided that none of (i) the Sponsor, (ii) any Person involved in the organization or operation of the Sponsor or the Trust, or (iii) any affiliate of any of them, may be the Trustee hereunder.

Section 4.2 Instructions or Directions Pursuant to E-mail, Facsimile or Other Similar Unsecured Electronic Methods. The Trustee agrees to accept and act upon written instructions or directions pursuant to this Declaration of Trust and Trust Agreement sent by the Sponsor, as the case may be, by unsecured or secured e-mail, facsimile transmission or other similar unsecured or secured electronic methods, provided that the Sponsor shall provide to the Trustee an incumbency certificate listing designated persons with the authority to provide such instructions, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. The Sponsor shall confirm the receipt of any such instructions by the Trustee, and the Trustee shall have no liability for the failure to respond to any instructions or directions that it has not actually received. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict, or are inconsistent, with a subsequent written instruction (provided that the Trustee shall notify the sender of any such conflict or inconsistency before acting thereon). The Sponsor agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 4.3 Powers. The duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate, all pursuant to Section 3806(b)(7) of the Delaware Act. In furtherance of the foregoing, it is understood and agreed that all obligations, duties and responsibilities of the Trust under all documents to which the Trust is a party or otherwise has obligations shall be effected and undertaken by or at the discretion of the Sponsor, Administrator, Transfer Agent, or the Custodian, as applicable. To the extent that, at law or at equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Sponsor, it is understood and agreed by the other parties hereto and the Sponsor that such duties and liabilities are replaced by the duties and liabilities of the Trustee expressly set forth in this Declaration of Trust and Trust Agreement. The Sponsor (or

any service provider authorized by the Sponsor or the Trust) is hereby authorized to execute and deliver each and every document on behalf of the Trust or any of them to which the Trust or Trustee is a party, and is authorized and empowered to execute and deliver, on behalf of the Trust or any of them, any and all other documents, to receive on behalf of the Trust, all notices, statements, reports, invoices, communications and other information to be delivered to the Trust under all such documents, and to make or cause to be made deposits and withdrawals from accounts of the Trust in accordance with the terms of this Declaration of Trust and Trust Agreement, provided that Trustee shall not be liable for any action of the Sponsor (or any such service provider to the Trust). The Sponsor (or any service provider authorized by the Sponsor of the Trust) is authorized and empowered to pay or cause such other Persons to pay out of the Trust Estate any amounts that are required to be paid by the Trust, including for the payment of fees, the reimbursement of expenses and the making of indemnity payments not otherwise payable by the Sponsor pursuant to this Declaration of Trust and Trust Agreement or as described in the Registration Statement.

Without limiting the foregoing, the Sponsor shall have the power and authority to cause the Trust (or to act on behalf of the Trust);

a.	To own bitcoin, to store bitcoin with the Custodian subject to the conditions set forth in the Trust Custody Agreement and to transfer bitcoin in accordance with the Registration Statement;

b.	To compromise, arbitrate or otherwise adjust claims in favor of or against the Trust or any matter in controversy, including claims for taxes;

c.	To operate as a trust with the purpose for which the Trust was established as described herein, and exercise all the powers necessary or appropriate to the conduct of such operations;

d.	To employ one or more banks, trust companies or companies that are members of a national securities exchange as custodians of any assets of the Trust subject to any conditions set forth in this Declaration of Trust and Trust Agreement;

e.	Subject in each case to ARTICLE III and ARTICLE VI, to issue, sell, repurchase, redeem, cancel, retire, acquire, hold, resell, reissue, transfer, dispose of and otherwise deal in Shares pursuant to applicable federal law; to establish terms and conditions including any fees or expenses regarding the issuance, sale, repurchase, redemption, cancellation, retirement, acquisition, holding, resale, reissuance, disposition of or dealing in Shares; and to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property of the Trust;

f.

Subject to the terms of the trust custody agreement and the Registration Statement, in the event of an upcoming modification to the Bitcoin Network that could potentially result in a Digital Asset Network Fork, the Custodian, in consultation with the Sponsor, will elect to support the Bitcoin Network that has the greatest cumulative computational difficulty for the forty-eight (48) hour period following a given hard fork, in order to engage in bitcoin transactions and the valuation of bitcoin; and

g.	To enter into contracts and carry on any other activities in connection with or incidental to any of the foregoing powers or with the furtherance of the Trust’s purpose.

To the fullest extent permitted by law, the Trust shall not in any way be bound or limited by any present or future law or custom in regard to investment by fiduciaries. The Trust shall not be required to obtain any court order to deal with any assets of the Trust or take any other action hereunder. Notwithstanding anything contained in this Declaration of Trust and Trust Agreement to the contrary, the Trust and the Sponsor shall not, and any other Person acting for or on behalf of the Trust shall cause the Trust not to: (i) acquire any asset other than bitcoin; (ii) sell or otherwise dispose of Trust Property other than in order to pay expenses of the Trust, to facilitate the termination of the Trust or to facilitate a redemption in accordance with Article VI; (iii) have any power to or consent to any action that would vary the investment (within the meaning of Treasury Regulation section 301.7701-4(c)) of the Trust or the Shareholders or (iv) take any action or fail to take any action that would cause the Trust to fail or cease to qualify as a grantor trust for U.S. federal income tax purposes.

Section 4.4 Duties of Trustee; Limitation of Liability.

a.	The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Declaration of Trust and Trust Agreement. Any permissive right of the Trustee contained in this Declaration of Trust and Trust Agreement shall not be construed as a duty. The Trustee is authorized to execute and deliver such documents and any amendment thereto, in each case, in such form as the Sponsor shall direct in writing, and the approval by the Sponsor shall be evidenced conclusively by the Trustee’s execution thereof.

b.	The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Declaration of Trust and Trust Agreement, shall examine them to determine whether they conform on their face to the requirements of this Declaration of Trust and Trust Agreement. The Trustee shall notify the Sponsor of any such documents which do not materially conform to the requirements of this Declaration of Trust and Trust Agreement in the event that the Trustee, after so requesting of the party required to deliver the same, does not receive satisfactorily corrected documents or a satisfactory explanation regarding any such nonconformities. The Trustee shall not be liable with respect to any action omitted to be taken until such corrected documents or satisfactory explanation is received.

c.	No provision of this Declaration of Trust and Trust Agreement shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct; further:

i.	the duties and obligations of the Trustee shall be determined solely by the express provisions of this Declaration of Trust and Trust Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Declaration of Trust and Trust Agreement, no implied covenants, duties (including fiduciary duties) or obligations shall be read into this Declaration of Trust and Trust Agreement against the Trustee and, in the absence of willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Declaration of Trust and Trust Agreement;

ii.	the Trustee shall not be liable for an error of judgment made in good faith by an officer or employee of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

iii.	the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Sponsor or any other person with the right to direct the Trustee.

Section 4.5 Payment of Expenses by the Trust. The Trust shall pay the Sponsor’s Fee as calculated by the Administrator. The Sponsor is authorized to pay or cause to be paid out of the Trust, all extraordinary, nonrecurring expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, including expenses and charges for the services of agents or independent contractors and such other expenses and charges as the Sponsor may, in its sole discretion, deem necessary or proper to incur.

Section 4.6 Trustee’s Fees. The Trustee shall be entitled to receive the amounts set forth in a separate fee agreement with the Trustee, for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, which amounts shall be paid by the Sponsor promptly upon receipt of an invoice from the Trustee. The provisions of this Section 4.6 shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

Section 4.7 Service Contracts.

a.

The Trust may enter into contracts with one or more Persons, to act as administrator, sub-administrator, transfer agent, or other agent, and as such to perform such functions as the Sponsor may deem reasonable and proper to further the purpose of the Trust, including, without limitation, valuation of assets, clerical and administrative functions, under such terms and conditions, and for such compensation, as the Sponsor may deem advisable. Without limiting the foregoing, the Sponsor may also authorize any administrator to employ one or more sub-administrators from time to time, any custodian to employ one or more sub-custodians from time to time, and any transfer agent to employ one or more sub-transfer agents upon such terms and conditions as shall be approved by the Sponsor.

b.	The Trust may enter into a contract or contracts with one or more Persons to act as underwriters, distributors or placement agents whereby the Trust may either agree to sell Shares of the Trust to the other party or parties or appoint such other party or parties its sales agent or agents for such Shares and with such other provisions as the Sponsor may deem reasonable and proper, and the Trust may from time to time enter into transfer agency, sub-transfer agency and or shareholder servicing contract(s), in each case with such terms and conditions, and providing for such compensation, as the Sponsor may deem advisable.

c.	Any contract of the character described in this Section 4.7 may be entered into with any Person, although one or more of the Trustee, officers, or Shareholders of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, or otherwise interested in such contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom. The same Person may be a party to more than one contract entered into pursuant to this Section 4.7 and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 4.7.

d.	The authority of the Sponsor hereunder to authorize the Trust to enter into contracts or other agreements or arrangements shall include the authority of the Sponsor to modify, amend, waive any provision of supplement, assign all or a portion of, novate, or terminate such contracts, agreements or arrangements. The enumeration of any specific contracts in this Section 4.7 shall in no way be deemed to limit the power and authority of the Sponsor as otherwise set forth in this Declaration of Trust and Trust Agreement to authorize the Trust to employ, contract with or make payments to such Persons as the Sponsor may deem desirable for the transaction of the business of the Trust.

e.	The Sponsor is further empowered, at any time and from time to time, to contract with any Person to provide such other services to the Trust as the Sponsor determines to be in the best interests of the Trust and in furtherance of the purpose of the Trust.

Section 4.8 Determinations by Sponsor. The Sponsor may make any determinations it deems necessary with respect to the provisions of this Declaration of Trust and Trust Agreement, including the following matters: the amount of the assets, obligations, liabilities and expenses of the Trust; the amount of the net income of the Trust from capital gains or other sources for any period and the amount of assets at any time legally available for the payment of dividends or distributions; which items are to be treated as income and which as capital; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges were created shall have been paid or discharged); the market value, or any other price to be applied in determining the market value, or the fair value, of any bitcoin owned or held by the Trust; the number of Shares of the Trust issued or issuable; and the net asset value per Share.

Section 4.9 State of Delaware. Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the registration with, licensing by or the taking of any other similar action in respect of, any State or other governmental authority or agency of any jurisdiction other than the State of Delaware by or with respect to the Trustee (as such or in its individual capacity); (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivisions thereof in existence on the date hereof other than the State of Delaware becoming payable by the Trustee (as such or in its individual capacity); or (iii) subject the Trustee (as such or in its individual capacity) to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Trustee contemplated hereby.

Section 4.10 Certain Matters Affecting the Trustee.

a.	The Trustee shall be under no obligation to exercise any of the duties or powers vested in it by this Declaration of Trust and Trust Agreement; or to make any investigation of matters arising hereunder; or to institute, conduct or defend any litigation hereunder or in relation hereto; or (except as provided in Section 4.4(b)) to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Sponsor; in each case, at the request, order or direction of the Sponsor, unless (in the Trustee’s reasonable opinion) the Sponsor shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; and the Trustee shall not be required to expend or risk its own funds or otherwise incur any liability financial or otherwise in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it.

b.	The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Declaration of Trust and Trust Agreement.

c.	The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder.

d.	The Trustee may execute any of the trusts or powers vested in it by this Declaration of Trust and Trust Agreement or perform any of its duties hereunder either directly or by or through agents, nominees, or attorneys-in-fact appointed with due care and shall not be responsible for any willful misconduct or negligence on the part of any agent, custodian, nominee or attorney-in-fact so appointed, and the Trustee shall provide notice to the Sponsor upon the appointment of any such agent, custodian, nominee or attorney-in- fact, provided that the appointment of any agent, custodian, nominee or attorney-in-fact shall not relieve the Trustee of any of its obligations or liabilities under this Declaration of Trust and Trust Agreement.

e.	Whenever in the administration of the provisions of this Declaration of Trust and Trust Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence, willful misconduct or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by a certificate signed by the Sponsor and delivered to the Trustee, and such certificate, in the absence of gross negligence, willful misconduct or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Declaration of Trust and Trust Agreement upon the faith thereof.

f.	Anything in this Declaration of Trust and Trust Agreement to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

g.

In no event shall the Trustee hereto be liable for any failure or delay in the performance of its obligations under this Declaration of Trust and Trust Agreement or any related documents because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of, or limitations or restrictions in respect of post- payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Declaration of Trust and Trust Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond its control whether or not of the same class or kind as specified above; provided, however, that the Trustee shall exercise commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances.

h.	The Trustee shall take such action or refrain from taking such action under this Declaration of Trust and Trust Agreement as it may be directed in writing by the Sponsor from time to time; provided, however, that the Trustee shall not be required to take or refrain from taking any such action if it shall have reasonably determined or shall have been advised by counsel, that such performance may involve the Trustee in personal liability or is contrary to the terms of this Declaration of Trust and Trust Agreement or of any document contemplated hereby to which the Trust is a party or is otherwise contrary to law. In the absence of bad faith, the Trustee shall have no liability for following any such instructions.

i.	The Trustee shall not have any obligation or duty to supervise or monitor the performance of any other Person and shall have no liability for the failure of any other Person to perform its obligations or duties under the agreements to which the Trust or the Trustee is a party or otherwise.

j.	The Trustee shall have no obligation or duty to monitor the Trust’s obligations and duties under the agreements to which the Trust or the Trustee is a party or to ensure its compliance with the terms thereof. In addition, the Trustee shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, dispose of or otherwise deal with the Trust Property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Trustee or the Trust is a party, except as expressly provided by the terms of this Trust Agreement.

k.	It shall be the Sponsor’s duty and responsibility, and not the Trustee’s duty or responsibility, to cause the Trust to respond to, defend, participate in or otherwise act in connection with any regulatory, administrative, governmental, investigative or other proceeding or inquiry relating in any way to the Trust, its assets or the conduct of its business.

l.

Each of the parties hereto hereby agrees and, as evidenced by its acceptance of any benefits hereunder, any Shareholder agrees that the Trustee in any capacity (i) has not provided and will not provide in the future, any advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the formation, funding and ongoing administration of the Trust, including, but not limited to, income, gift and estate tax issues, insurable interest issues, doing business or other licensing matters and the initial and ongoing selection and monitoring of financing arrangements, (ii) has not made any investigation as to the accuracy of any representations, warranties or other obligations of the Trust under any of the documents to which the Trust is a party and shall have no liability in connection therewith and (iii) the Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document or in any other document issued or delivered in connection with the sale or transfer of Shares.

Section 4.11 Sponsor’s Fiduciary Duty.

a.	To the extent that, at law or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or to any other Person, the Sponsor acting under this Declaration of Trust and Trust Agreement shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Declaration of Trust and Trust Agreement. The provisions of this Declaration of Trust and Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. To the fullest extent permitted by law, no person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust and the Shareholders (including any Person that becomes a Shareholder) or any other person.

b.	Unless otherwise expressly provided herein:

i.	whenever a conflict of interest exists or arises between the Sponsor or any of its affiliates, on the one hand, and the Trust or any Shareholder or any other Person, on the other hand; or

ii.	whenever this Declaration of Trust and Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Declaration of Trust and Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

c.

The Sponsor and any affiliate of the Sponsor may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholders shall have any rights or obligations by virtue of this Declaration of Trust and Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any affiliate of the Trust or the Shareholders.

d.	To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Declaration of Trust and Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Declaration of Trust and Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

Section 4.12 Commodity Pool. The Trust will not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act as amended from time to time and any rules or regulations promulgated thereunder (collectively, the “Act”). For the avoidance of doubt, the Trustee shall be indemnified in connection with any breach of the foregoing in accordance with Article VIII. The Sponsor represents and warrants that it believes that the Trust is not subject to regulation under the Act and the Trustee is not required to register as a commodity pool operator under the Act.

Section 4.13 Virtual Currencies. It is the intent of the parties that the execution, delivery and performance of the transactions contemplated by this Declaration of Trust and Trust Agreement will not result in the Trustee being required to obtain a license or make a registration under any federal or state law including rules pertaining to virtual currencies under Title 23, Part 200 of New York Codes, Rules and Regulations, the U.S. Commodity Exchange Act or any federal or state law regulating, money transmitters, money services business, providers of prepaid or stored value or similar entities, or virtual currency business.

ARTICLE V

Matters Pertaining to Shareholders

Section 5.1 Shareholders’ Rights, Voting, Transferability and Splits. All of the Shares are of the same class with equal rights and privileges. Each of the Shares is transferable, is fully paid and nonassessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Declaration of Trust and Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption rights or rights to distributions. Shareholders have no voting rights except in limited circumstances. The Sponsor will act to terminate the Trust upon the agreement of Shareholders owning at least seventy-five (75) percent of the outstanding Shares. If the Sponsor believes that the Share price in the secondary market for the Shares has risen or fallen outside a desirable trading price range, the Sponsor may direct the Transfer Agent to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

Section 5.2 Amendments.

a.	The Sponsor may, without the approval of the Shareholders, make such amendments to this Declaration of Trust and Trust Agreement which (i) are necessary to add to the representations, duties or obligations of the Sponsor or surrender any right or power granted to the Sponsor herein, for the benefit of the Shareholders, (ii) are necessary to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or in the Registration Statement, or to make any other provisions with respect to matters or questions arising under this Declaration of Trust and Trust Agreement or the Registration Statement which will not be inconsistent with the provisions of the Declaration of Trust and Trust Agreement or the Registration Statement, or (iii) the Sponsor deems advisable, provided, however, that no amendment shall be adopted pursuant to this clause 5.2(a) unless the adoption thereof (A) is not adverse to the interests of the Shareholders; (B) is consistent with Section 4.3 hereof; (C) does not affect the allocation of profits and losses among the Shareholders or between the Shareholders and the Sponsor; and (D) does not adversely affect the limitations on liability of the Shareholders, as described in Section 3.4 hereof or the status of the Trust as a grantor trust for U.S. federal income tax purposes. Amendments to this document which adversely affect (i) the rights of Shareholders, (ii) the dissolution of the Trust pursuant to Section 10.5 below and (iii) any material changes in the Trust’s basic investment policies or structure shall occur only upon the written approval or affirmative vote of Shareholders holding Shares equal to at least a majority (over 50%) of the Shares.

b.

Notwithstanding any provision to the contrary contained in Section 5.2(a) hereof, the Sponsor may, without the approval of the Shareholders, amend the provisions of this Declaration of Trust and Trust Agreement if the Trust is advised at any time by the

Trust’s accountants or legal counsel that the amendments made are necessary to ensure that the Trust will qualify as a grantor trust for U.S. federal income tax purposes.

c.	Upon amendment of this Declaration of Trust and Trust Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Act, to reflect such change. At the expense of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

d.	No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Declaration of Trust and Trust Agreement without the consent of the Trustee if it reasonably believes that such amendment adversely affects any of the rights, duties or liabilities of the Trustee. The Trustee shall be under no obligation to execute any amendment to the Declaration of Trust and Trust Agreement or to any agreement to which the Trust is a party until it has received an instruction letter from the Sponsor, in form and substance reasonably satisfactory to the Trustee (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Declaration of Trust and Trust Agreement and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Declaration of Trust and Trust Agreement in favor of the Trustee and do not adversely affect the Trustee.

e.	To the fullest extent permitted by law, no provision of this Declaration of Trust and Trust Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section.

ARTICLE VI

Net Asset Value, Creations and Redemptions

Section 6.1 Determination of Net Asset Value, Net Income, and Distributions. The Administrator will calculate the net asset value per share (“NAV”) of the Trust in accordance with the Registration Statement and the relevant provisions of the Declaration of Trust and Trust Agreement, Administration Agreement, Transfer Agency and Service Agreement and Trust Custody Agreement (collectively, the “Trust Documents”). The following is a description of the material terms of the Registration Statement and Trust Documents as they relate to the determination of the Trust’s NAV. On each day the Bats BZX Exchange, Inc. is open for trading (each a “Business Day”), the Administrator will calculate the NAV of the Trust as measured at 4:00 p.m. Eastern Time using the daily two-sided 4:00 p.m. Eastern Time auction price of the Gemini exchange (the “Gemini Exchange Auction Price”) on each Business Day. The Sponsor will provide the Gemini Exchange Auction Price, which is publicly available, to the Administrator each day. The NAV of the Trust is the asset value of the Trust less its liabilities

(which include accrued but unpaid fees and expenses) divided by the number of outstanding Shares as of 4:00 p.m. Eastern Time each Business Day. Any determination that the Gemini Exchange Auction Price is unavailable or otherwise not an appropriate basis for calculating the Trust’s NAV on a given Business Day would be based upon extraordinary criteria in which the operation of the Gemini exchange (“Gemini Exchange”) is disrupted or otherwise experiencing material calculation or reporting irregularities. In the event that the Sponsor determines that the Gemini Exchange Auction Price is not an appropriate basis for evaluation of the Trust’s bitcoin on a given Business Day, the Sponsor will instruct the Administrator to use the 4:00 p.m. Eastern Time spot price of the Gemini Exchange or the itBit bitcoin exchange (the “itBit Exchange”) as an alternative basis for calculating the Trust’s NAV on that Business Day (an “Alternate Price”). If the Sponsor determines in good faith that neither the Gemini Exchange Auction Price nor an Alternate Price are reliable for calculating the Trust’s NAV on a particular Business Day, including but not limited to situations where it does not reflect material information or events occurring between the time of calculation of such prices and the time the Trust’s Shares are valued, bitcoin will be valued by the Sponsor using fair market value pricing as determined in good faith by the Sponsor and calculated by the Administrator. Determining the fair market value of bitcoin involves the consideration of a number of subjective factors and thus the prices for bitcoin may differ from the Gemini Exchange Auction Price or the spot price on the Gemini Exchange or the itBit Exchange. Factors the Sponsor may consider include the market price for bitcoin on other Bitcoin Exchanges, or in other forums for which bitcoin prices are published publicly, recent significant transactions on the Blockchain where the USD-bitcoin exchange rate can be readily ascertained (e.g., sales of items with widely available USD prices where the cost in bitcoin can be readily determined), movements in the price of other Digital Assets or fiat currencies, movements in the price of other Digital Asset ETPs, global or regional political, economic or financial events, and other factors determined by the Sponsor in good faith. The Sponsor shall not be liable to any person for the determination that the Gemini Exchange Auction Price, Alternate Price, or an alternative basis for a fair market value of bitcoin is not appropriate as a basis for calculation of the Trust’s NAV provided that such determination is made in good faith.

The Sponsor will publish the Trust’s NAV on the Trust’s website as soon as practicable after its calculation by the Administrator. To the extent that the NAV has been calculated using a price per bitcoin other than the Gemini Exchange Auction Price for such Business Day, the publication on the Trust’s website will note the valuation methodology and the price per bitcoin resulting from such calculation.

The Administrator’s estimation of accrued but unpaid fees, expenses and liabilities will be conclusive upon all persons interested in the Trust and no revision or correction in any computation made under the Administration Agreement will be required by reason of any difference in amounts estimated from those actually paid.

Section 6.2 Creations, Redemptions and Repurchases. The Trust will issue and redeem Shares from time to time, in accordance with the Registration Statement and the relevant provisions of the Trust Documents as they may be amended from time to time. The following is a description of the material terms of the Registration Statement and Trust Documents as they relate to the creation and redemption of the Trust’s Shares as of the date of this Agreement (and which may change over time). The Trust is expected to issue or redeem Shares from time to time only in one or more whole Baskets. The Trust will issue and redeem the Shares in Baskets only to certain Authorized Participants on an ongoing basis. On a creation, Baskets will be distributed to the creating Authorized Participant by the Trust in exchange for the delivery to the Trust of the appropriate number of bitcoin (i.e., bitcoin equal in value to the NAV multiplied by the number of Shares in the Basket). On a redemption, the Trust will distribute bitcoin equal in value to the NAV multiplied by the number of Shares in the Basket to the redeeming Authorized Participant in exchange for the delivery to the Trust of one or more Baskets. On each Business Day, the value of each Basket accepted by the Transfer Agent in a creation or redemption transaction will be the same (i.e., each Basket will initially consist of 100,000 Shares and the value of the Basket will be equal to the value of 100,000 Shares (or such other amount as determined by the Trust from time to time) at their net asset value per Share on that day). The Trust will not issue or redeem fractions of a Basket. Only Authorized Participants will be able to place orders to create or redeem Baskets. Authorized Participants must be (i) registered broker-dealers or other securities market participants, such as banks and other financial institutions, which are not required to register as broker-dealers to engage in securities transactions, and (ii) DTC Participants. To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor on behalf of the Trust, subject to acceptance by the Transfer Agent. Authorized Participant Agreements provide the procedures for the creation and redemption of Baskets as well as the quantity of bitcoin required for delivery or distribution for such creations and redemptions. An Authorized Participant Agreement and the related procedures attached thereto may be amended by the Trust and the Sponsor without the consent of any Shareholder or Authorized Participant. A transaction fee (“Transaction Fee”) may be imposed to offset the transfer and other transaction costs associated with creation or redemption. Authorized Participants will not receive a fee, or any other form of compensation or inducement from either the Sponsor or the Trust, and no Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of the Shares.

The number of bitcoin required for deposit with the Trust to create one or more Baskets initially is the equivalent of the net asset value of 100,000 shares per Basket. The number of bitcoin required to create a Basket, or to be delivered upon the redemption of a Basket, will gradually decrease over time, due to the accrual of the Trust’s expenses, the transfer of the Trust’s bitcoin to pay the Sponsor’s Fee and the transfer of the Trust’s bitcoin to pay any Trust expenses not assumed by the Sponsor.

Authorized Participants may sell to other investors all or part of the Shares included in the Baskets they purchase from the Trust. The Initial Purchaser will not be subject to a Transaction Fee for the purchase of the initial Baskets issued to it in its capacity as the purchaser of such initial Baskets.

Subject to this Section 6.2, Shares may be redeemed or repurchased at their NAV which may be reduced by any Transaction Fee or other form of charge authorized by the Sponsor. NAV shall be determined as set forth in Section 6.1 hereof. Payment for Shares redeemed or repurchased shall be made in bitcoin out of the assets of the Trust.

The Sponsor may require any Authorized Participant or group of Authorized Participants to redeem Shares for any reason as determined by the Sponsor, in its sole discretion. Any such redemption shall be effected at the redemption price and in the manner provided in this Article VI.

The Authorized Participants shall upon demand disclose to the Sponsor in writing such information with respect to direct and indirect ownership of Shares as the Sponsor deems necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended (or any successor statute thereto), or to comply with the requirements of any other taxing authority.

ARTICLE VII

Tax Matters

Section 7.1 Tax Status of the Trust. The Sponsor intends that the Trust shall be treated, for federal, state and local income tax purposes, as a grantor trust, and, notwithstanding anything contained in this Declaration of Trust and Trust Agreement to the contrary, neither the Sponsor nor the Trustee, nor any other Person acting for or on behalf of the Trust, shall take any action that is inconsistent with such treatment.

Section 7.2 Certain Costs. The Sponsor shall pay out of its own funds any and all routine tax administration expenses incurred with respect to the Trust, but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust that involve the IRS or state, local or other taxing authorities, which extraordinary expenses shall be payable or reimbursable pursuant to Section 4.5.

ARTICLE VIII

Compensation and Indemnification of the Trustee

Section 8.1 The Trust hereby agrees to be primary obligor and shall indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees, affiliates and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including reasonable legal fees and expenses in connection with enforcement of its rights to indemnity hereunder and including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. If the Trust shall have insufficient assets or improperly refuses to pay an Indemnified Person within sixty (60) days of a request for payment owed hereunder, the Sponsor shall, as secondary obligor, compensate or reimburse the Trustee or indemnify, defend and hold harmless an Indemnified Person as if it were the primary obligor hereunder; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Sponsor prior to the final disposition of any matter upon receipt by the Sponsor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Agreement. In addition, the Sponsor shall (i) compensate the Trustee in accordance with a separate fee agreement with the Trustee and (ii) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts). Notwithstanding the foregoing, the Trust may incur certain extraordinary, nonrecurring expenses of the Trust that are not borne by the Sponsor, including the cost of indemnifying the Custodian in the event of losses resulting from a Digital Asset Network Fork pursuant to the terms of the Trust Custody Agreement among the Sponsor, the Trust and the Custodian.

Section 8.2 As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Sponsor or any other beneficial owner of the Trust. The obligations of the Sponsor and the Trust to indemnify the Indemnified Persons under this Section 8.2 shall survive the termination of this Trust Agreement.

ARTICLE IX

Section 9.1 Resignation and Removal of the Trustee. The Trustee shall serve for the duration of the Trust and until the effective date of the Trustee’s resignation. The Trustee may resign upon thirty (30) days’ prior notice to the Sponsor which shall promptly appoint a successor. If no successor has been appointed by the Sponsor within such thirty (30) day period, the Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee. Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Declaration of Trust and Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law. Any successor trustee appointed pursuant to this ARTICLE IX shall be eligible to act in such capacity in accordance with this Declaration of Trust and Trust Agreement and, following compliance with this ARTICLE IX, shall become fully vested with the rights, powers, duties and obligations of its predecessor under this Declaration of Trust and Trust Agreement, with like effect as if it was originally named as trustee. Any such successor trustee shall notify the Trustee of its appointment by providing a written instrument to the Trustee. At such time the Trustee shall be discharged of its duties herein. The respective obligations and responsibilities of the Trustee created hereby shall terminate after the payment of all claims, obligations and liabilities of the Trust pursuant to the instructions of the Sponsor as to the disposition of the assets in the Trust Estate. After payment to the Sponsor of all amounts held by or on behalf of the Trustee and required to be paid to the Sponsor hereunder on the termination of the Trust, the Sponsor shall provide written confirmation to the Trustee that the Trust has terminated.

a.	If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Declaration of Trust and Trust Agreement, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Sponsor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and the successor trustee.

b.	The Sponsor may at any time, upon thirty (30) days’ prior notice to the Trustee, remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by the Sponsor or its attorney-in-fact duly authorized, one complete set of which instruments shall be delivered to the Trustee so removed and one complete set to the successor so appointed.

c.	Notwithstanding anything to the contrary contained herein, any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this ARTICLE IX shall become effective only upon acceptance of appointment by the successor trustee as provided herein.

d.	Effect of Removal, Resignation, etc. of the Trustee. The declination to serve, resignation, removal of the Trustee, or all of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration of Trust and Trust Agreement. As evidence of such vacancy, an instrument certifying the existence of such vacancy may be executed by an officer of the Sponsor, acting on behalf of the Trust, or by the Trustee. In the event of the declination, resignation, or removal of the Trustee within a short period of time and without the opportunity for the Sponsor being able to appoint a new Trustee, the Trust’s Sponsor is empowered to appoint a new Trustee subject to Section 4.1 and this ARTICLE IX.

ARTICLE X

Miscellaneous

Section 10.1 Entire Agreement. This Declaration of Trust and Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

Section 10.2 Governing Law. The validity and construction of this Declaration of Trust and Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the parties hereto and the Shareholders intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Act) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Sponsor, the Trustee, the Shareholders or this Declaration of Trust and Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, (g) the existence of rights or interests (beneficial or otherwise) in trust assets, (h) the ability of beneficial owners or other persons to terminate or dissolve a trust, or (i) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or beneficial owners that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Shareholders set forth or referenced in this Declaration of Trust and Trust Agreement. Sections 3540, 3542 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

Section 10.3 Counterparts. This Declaration of Trust and Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

Section 10.4 Merger and Consolidation. The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for units in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i) – (iii) above without any vote or other action of the Shareholders. Notwithstanding the foregoing, the Sponsor shall not approve or effect any of the transactions contemplated under (i) – (iii) above if doing so would cause the Trust, its successor or other trust or company in which the Shareholders hold beneficial interests as a result of such transaction to fail or cease to qualify as a grantor trust for U.S. federal income tax purposes.

Section 10.5 Dissolution of the Trust. The Trust may dissolve at the written direction of the Sponsor under the circumstances described in the Trust’s Registration Statement. On and after the date of dissolution of the Trust and upon completion of the winding up of the Trust in accordance with the Delaware Act, Shareholders will be entitled to the distribution of the amount of Trust assets (paid in cash) represented by those Shares, upon (i) surrender of Shares then held, (ii) payment of the expenses of liquidation and termination and any fee to the Transfer Agent in connection with the surrender of Shares and (iii) payment of any applicable taxes or other governmental charges. Upon dissolution, the Trustee shall, at the written direction and expense of the Sponsor, file a certificate of cancellation in accordance with the Delaware Act and thereafter shall be released from any further duties or liabilities. Any remaining expenses of the Trust shall be paid by the Sponsor.

Section 10.6 Notices. Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Sponsor, Digital Asset Services, LLC, c/o Cameron Winklevoss, Chief Executive Officer, Farmers Bank Building, 301 N. Market Street, Suite 1463, Wilmington, DE 19801; (ii) in the case of the Trustee, Delaware Trust Company, Little Falls Centre One, 2711 Centerville Road, Wilmington, DE 19808; or (iii) as to each such Person (including, without limitation, a Shareholder) such other address, facsimile number and/or telecopy number as may hereafter be furnished by such Person to the other party hereto in writing. Unless expressly set forth herein to the contrary, any communication required or permitted to be delivered to the Sponsor shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of the Sponsor. Unless expressly set forth herein to the contrary, any communication required or permitted to be delivered to a Shareholder shall be deemed to have been duly given upon personal delivery, when mailed first class, postage prepaid, or if sent by facsimile or telecopy.

Section 10.7 Inspection of Records and Reports. The Trustee shall have the right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust. This inspection by the Trustee may be made in person or by an agent or attorney, and the right of inspection includes the right to copy and make extracts of documents. No Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as conferred by the Trustee. The books and records of the Trust may be kept at such place or places as the Trustee may from time to time determine, except as otherwise required by law.

Section 10.8 Jurisdiction and Waiver of Jury Trial. The Declaration of Trust and Trust Agreement and the rights of the Sponsor, Trustee, DTC (as registered owner of the Trust’s global certificates for Shares) and Shareholders under the Declaration of Trust and Trust Agreement are governed by the laws of the State of Delaware. The Trustee, each Shareholder and each Person beneficially owning an interest in a Share of the Trust (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Trust or its business and affairs, the Delaware Act, this Declaration of Trust and Trust Agreement or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration of Trust and Trust Agreement, or (B) the duties (including fiduciary duties), obligations or liabilities of the Trust to the Shareholders or the Trustees, or of officers or the Trustee to the Trust, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Trust, the officers, the Trustee or the Shareholders, or (D) any provision of the Delaware Act or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the Delaware Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act, the Declaration of Trust and Trust Agreement relating in any way to the Trust or (F) the federal securities laws of the United States, including, without limitation, the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought, unless the Trust, in its sole discretion, consents in writing to an alternative forum, in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Section 10.9 Derivative Actions.

a.	No person who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust. No Shareholder may maintain a derivative action on behalf of the Trust unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

b.	In addition to the requirements set forth in Section 3816 of the Delaware Act, a Shareholder may bring a derivative action on behalf of the Trust only if the following conditions are met:

i.	the Shareholder or Shareholders must make a pre-suit demand upon the Sponsor to bring the subject action unless an effort to cause the Sponsor to bring such an action is not likely to succeed; and a demand on the Sponsor shall only be deemed not likely to succeed and therefore excused if the Sponsor has a personal financial interest in the transaction at issue, and the Sponsor shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Shareholder demand by virtue of the fact that the Sponsor receives remuneration for his service as the Sponsor; and

ii.	unless a demand is not required under clause (i) of this paragraph, the Sponsor must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Sponsor shall be entitled to retain counsel or other advisors in considering the merits of the request.

Section 10.10 General Direct Actions.

a.	To the fullest extent permitted by Delaware law, the Shareholders’ right to bring a General Direct Action against the Trust, the Sponsor and/or its Trustee is eliminated, except for a General Direct Action to enforce an individual Shareholder right to vote or a General Direct Action to enforce an individual Shareholder’s rights under Sections 3805(e) or 3819 of the Delaware Statutory Trust Act. To the extent such right cannot be eliminated to this extent as a matter of Delaware law, then subsection (b) shall apply.

b.	No Shareholder may maintain a General Direct Action unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action. In addition, a Shareholder may bring a General Direct Action only if the following conditions are met:

i.	the Shareholder or Shareholders has obtained authorization from the Sponsor to bring such General Direct Action unless an effort to cause the Sponsor to authorize such an action is not likely to succeed; and a demand on the Sponsor shall only be deemed not likely to succeed and therefore excused if the Sponsor has a personal financial interest in the transaction at issue, and the Sponsor shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Shareholder demand by virtue of the fact that the Sponsor receives remuneration for his service as the Sponsor; and

ii.	unless a demand is not required under clause (i) of this paragraph, the Sponsor must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Sponsor shall be entitled to retain counsel or other advisors in considering the merits of the request.

Section 10.11 Action Without a Meeting. Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Declaration of Trust and Trust Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 10.6. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 10.6 above and actually received by the Trust within twenty (20) days after the notice of solicitation is effected. The Sponsor and all persons dealing with the Trust shall be entitled to act in reliance on any vote or consent which is deemed cast or granted pursuant to this Section and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of timely communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in Section 10.6.

Section 10.12 Statutory Trust Only. It is the intention of the parties hereto to create a statutory trust pursuant to the Delaware Act. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment, or any form of legal relationship other than a statutory trust pursuant to the Delaware Act. Nothing in this Declaration of Trust and Trust Agreement shall be construed to make the Shareholders, either by themselves or with the Trustee, partners or members of a joint stock association.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Declaration of Trust and Trust Agreement to be duly executed by their respective officers or representatives hereunto duly authorized, as of the day and year first above written.

DIGITAL ASSET SERVICES, LLC, as Sponsor:

By:	/s/ Cameron Winklevoss
Name:	Cameron Winklevoss
Title:	Manager

DELAWARE TRUST COMPANY, as Trustee:

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President